Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

October 24, 2008	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART BOARD OF DIRECTORS BEGINS NATIONAL SEARCH FOR CEO

JACKSONVILLE, FL –Stein Mart, Inc. (Nasdaq: SMRT) today announced that its board of directors has begun a nationwide search to replace Linda M. Farthing, president and chief executive officer. Ms. Farthing, a member of the Company’s board of directors since 1999, stepped into the additional role of president and CEO in September, 2007. She now wishes to implement her plan of finding a successor, although she will remain on the board of directors.

“Linda took on the CEO role at a very difficult time and has worked tirelessly to move our Company forward,” noted Jay Stein, chairman of the board of Stein Mart. “We deeply appreciate all her efforts, and know that her insights will continue to inform the board as we work to improve our business.”

Farthing is actively engaged in finding her successor and intends to stay on as president and CEO until her successor is identified. Stein Mart has engaged Korn/Ferry International to assist in identifying candidates for the position.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

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